Contact:

Richard K. Davis

VP General Counsel

Datatec Systems

973-808-4000

richarddavis@datatec.com

Datatec Systems to Appeal Nasdaq Delisting Notification

FAIRFIELD, N.J. - December 23, 2003, Datatec Systems, Inc. (Nasdaq: DATC) today announced that the Nasdaq Listings Qualification Department has notified the Company that it violated Marketplace Rule 4310(c)(14) by failing to file its Form 10-Q for the period ended October 31, 2003, and that consequently, the Company's securities would be delisted from the Nasdaq Stock Market at the opening of business on December 31, 2003. The Company had previously announced that it would not timely file its Form 10-Q for the period ended October 31, 2003.

The Company is filing an appeal of the Nasdaq Listing Qualifications Department notice with the Nasdaq Listing Qualifications Panel. During the appeals process, the delisting will be stayed and the Company's common stock will continue to be listed on the Nasdaq SmallCap Market, pending the Panel's decision. A hearing date has not yet been scheduled.

The Company has also received a notice from the Nasdaq Listing Qualifications Department that it no longer complies with the independent director and audit committee requirement for continued listing on the Nasdaq Stock Market under the Market Place Rules 4350A(c) and 4350A(d)(2). The Company is currently preparing a response to the Nasdaq Listing Qualifications Department to address this violation.

There can be no assurances that the Company's request for continued listing on the Nasdaq Stock Market will be granted.

About Datatec Systems, Inc.

Fairfield, N.J.-based Datatec Systems specializes in the rapid, large-scale market absorption of networking technologies. Datatec's deployment services model includes configuration, integration, and the rollout in support of new technology solutions using a "best practices" structured process. Its customers include Fortune 1000 companies and world-class technology providers. Datatec stock is listed on the Nasdaq Stock Market (DATC). For more information visit www.datatec.com.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements as more fully discussed in Datatec's filings with the Securities and Exchange Commission.

###